Exhibit 4.11

PAGE 1
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “NYTEX ENERGY HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF NOVEMBER, A.D. 2010, AT 2:13 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2149669 8100 101107013 You may verify this certificate online at corp. delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8367877 DATE: 11-19-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:27 PM 11/19/2010
FILED 02:13 PM 11/19/2010
SRV 101107013 - 2149669 FILE
CERTIFICATE OF DESIGNATION
in respect of
SERIES A CONVERTIBLE PREFERRED STOCK
Of
NYTEX ENERGY HOLDINGS, INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
     The undersigned duly authorized officer of NYTEX Energy Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Corporation’s Board of Directors (the “Board of Directors”), pursuant to Section 141(f) of the General Corporation Law of the State of Delaware on September 21, 2010:
     Resolved, that, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation hereby establishes a series of Preferred Stock, par value $.001 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative rights of such series, and the qualifications, limitations or restrictions thereof as follows:
     The first series of Preferred Stock, par value $.001 per share, of the Corporation shall be, and hereby is, designated “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 6,300,000. The relative rights and preferences of the Series A Preferred Stock shall be as follows:
ARTICLE 1
RANK
     1.01 Rank.
          (a) Dividends and Other Distributions. With respect to the payment of dividends and other distributions on the capital stock of the Corporation, other than the distribution of the assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation, the Series A Preferred Stock shall rank: (i) senior to the common stock of the Corporation, par value $.001 per share (the “Common Stock”), (ii) senior to any new class or series of stock of the Corporation that by its terms ranks junior to the Series A Preferred Stock, or that does not provide any terms for seniority, as to payment of dividends and (iii) with the consent or approval of the holders of 66.66% of the outstanding shares of the Series A Preferred Stock and subject to Article 7 hereto, (A) junior to any new class of stock of the Corporation that by its terms ranks senior to the Series A Preferred Stock with respect to dividends or (B) on a parity with any new class or series of stock of the Corporation that by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends.

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          (b) Liquidation. With respect to the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank (i) senior to the Common Stock, (ii) senior to any new class or series of stock of the Corporation that by its terms ranks junior to the Series A Preferred Stock, or that does not provide any terms for seniority, as to distribution of assets upon liquidation, dissolution or winding-up, (iii) with the consent of the holders of 66.66% of the outstanding shares of the Series A Preferred Stock and subject to Article 7 hereto, (A) junior to any new class of stock of the Corporation that by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Corporation and (B) on a parity with any new class or series of stock of the Corporation that by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding-up of the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series A Preferred Stock ranks on a parity are collectively referred to herein as “Series A Parity Liquidation Securities.”
ARTICLE 2
DIVIDENDS
     2.01 Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock or any class or series of stock ranking junior to the Series A Preferred Stock, cumulative dividends out of funds legally available therefor at the rate of nine percent (9%) per annum, of the purchase price per share ($1.00) of the Series A Preferred Stock from and after the original issue date. Dividends shall be declared and be payable in cash on each outstanding share of Series A Preferred Stock quarterly at the beginning of each calendar quarter commencing January 1, 2011, but shall in any event accrue and be due and payable in full (i) upon the conversion of the Series A Preferred Stock on the terms hereof, or (ii) upon the redemption of Series A Preferred Stock as provided in Article 4 hereof. The dividends are cumulative so that if for any dividend period the dividends on the outstanding Series A Preferred Stock are not paid and/or declared and set apart, any such deficiency shall be fully paid or declared and set apart for payment, without interest, before any other distribution (by dividend or otherwise), is paid on, declared or set apart for the Common Stock or any class or series of stock ranking junior to the Series A Preferred Stock. Any dividends paid by the Corporation to a holder shall first be applied in payment of accumulated dividends which are most in arrears on the shares owned by such holder. The holders of the Series A Preferred Stock shall not be entitled to dividends except as aforesaid and except as set forth in this Section, nor shall they be entitled to any interest on any dividends which may be declared but not yet paid.
ARTICLE 3
LIQUIDATION RIGHTS
     3.01 Liquidation Preferences. In the event of any voluntary or involuntary liquidation, dissolution, winding-up of affairs of the Corporation or other similar event (each, a “Liquidation Event”) or in the event of a Deemed Liquidation Event (as defined in Section 3.04 hereof), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of

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the assets of the Corporation legally available for distribution to its stockholders, on a pro rata basis, an amount equal to $1.50 per share (adjusted for any stock splits or combinations of the Series A Preferred Stock, stock dividends paid in and on the Series A Preferred Stock or recapitalizations or any other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of Series A Preferred Stock), plus an amount equal to all unpaid dividends as of such date on the Series A Preferred Stock, if any (the “Liquidation Amount”). Following payment, first to the holders of the Series A Preferred Stock then outstanding of the Liquidation Amount, the remaining assets (if any) of the Corporation available for distribution to the stockholders of the Corporation shall be distributed, subject to the rights of the holders of shares of any other series of preferred stock ranking senior to the Common Stock as to distribution upon a Liquidation Event, among the holders of the Common Stock and any other shares of capital stock of the Corporation ranking on a parity with the Common Stock as to distributions upon a Liquidation Event.
     3.02 Pro Rata Distribution. If, upon distribution of the Corporation’s assets on a Liquidation Event or Deemed Liquidation Event, the net assets of the Corporation available to be distributed among the holders of shares of the Series A Preferred Stock are insufficient to permit payment in full of the Liquidation Amount to the holders of the Series A Preferred Stock, then the entire assets of the Corporation available for distribution shall be distributed among the holders of shares of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
     3.03 Priority. All of the preferential amounts to be paid to the holders of the Series A Preferred Stock as to distributions upon a Liquidation Event shall be made or set apart for payment before any payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of any class or series of Common Stock or any other class or series of capital stock of the Corporation ranking, by its respective terms, junior as to liquidation rights to the Series A Preferred Stock.
     3.04 Merger, Consolidation or Reorganization. For purposes of this Article 3, at the option of the holders of a majority of the then outstanding shares of Series A Preferred Stock (with any such election binding upon all holders of Series A Preferred Stock), voting as a separate class, the following events shall be deemed to be a “Deemed Liquidation Event”: (i) consolidation or merger of the Corporation with or into any other corporation or other entity, or any other reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or other reorganization own capital stock of the entity surviving such merger, consolidation or reorganization representing less than fifty (50%) percent of the combined voting power of the outstanding securities of such entity resulting or surviving immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions in which capital stock representing in excess of fifty (50%) percent of the Corporation’s voting power is transferred to any single entity or group of related entities (except as a result of the issuance or exercise of the WayPoint Warrants (hereinafter defined) by the holder thereof); or (iii) a sale, lease, or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (any of the foregoing transactions shall be referred to herein as an “Extraordinary Transaction”). In the event the holders of the Series A Preferred Stock receive non-cash consideration upon the

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occurrence of any of the foregoing events, the value of such non-cash consideration shall be deemed to be its fair market value as determined in good faith by the Board of Directors.
ARTICLE 4
REDEMPTION OF SERIES A PREFERRED STOCK
     4.01 Voluntary Redemption. Any and all outstanding shares of the Series A Preferred Stock shall be subject to voluntary redemption by the Corporation (subject to the restrictions imposed herein and by Delaware law) after the sixth anniversary (such date the Corporation exercises its redemption right being referred to henceforth as the “Voluntary Redemption Date”) of the date hereof, at the purchase price per share ($1.00).
     4.02 Procedures. The Redemption shall be accomplished using the procedures set forth below.
          a. Notice Procedure. The Corporation shall give notice to the Holder by certified mail, return receipt requested, at least 30 days in advance of the Voluntary Redemption Date. The Shares shall be redeemed upon payment by the Corporation to the Holder of the purchase price per share ($1.00), together with the amount of any dividends declared and unpaid thereon, as of the Voluntary Redemption Date. The Corporation shall be required to redeem pro rata, based on the number of shares of Series A Preferred Stock held by Holder in relation to the number of shares of Series A Preferred Stock issued and outstanding as of the record date for redemption, at any time it elects to redeem the Series A Preferred Stock in part. Any redemption hereunder shall be subject to restrictions imposed by Delaware law regarding the circumstances under which such redemption may be effected.
          b. Payment Procedures. To facilitate the redemption of any shares of Series A Preferred Stock, as provided in this Article 4, the Board of Directors shall be authorized to cause the transfer books of the Corporation to be closed not more than 10 days prior to the Voluntary Redemption Date, as applicable. Any notice mailed by the Corporation shall contain the information required by Delaware law and shall be mailed to the Holder at his, her or its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation. From and after the applicable Voluntary Redemption Date, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of the Holder thereof as a shareholder of the Corporation with respect to the Shares redeemed, except the right to receive the redemption price and any declared and unpaid dividends, shall cease and terminate.
          c. Delivery of Certificates. The Holder shall be entitled to receive the redemption price plus any unpaid dividends upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection b of this Section of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank (or in lieu of providing the certificate or certificates, if the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executed an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates, the foregoing shall suffice). Series A Preferred

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Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board of Directors, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series A Preferred Stock.
          d. No Sinking Fund. No sinking fund will be created for the redemption or purchase of the shares of Series A Preferred Stock.
ARTICLE 5
CONVERSION RIGHTS
     5.01 Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock without payment of any additional consideration. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Purchase Price of the Series A Preferred Stock (as defined below) by its respective Series A Preferred Conversion Price (as defined below), subject to adjustments in effect at the time of conversion as provided below. The conversion price for the Series A Preferred Stock shall initially be the Original Purchase Price of the Series A Preferred Stock with respect to each share of Preferred Stock (the “Series A Preferred Conversion Price”). As of the date hereof, the “Original Purchase Price of Series A Preferred Stock” is $1.00 per share, therefore, the Series A Preferred Conversion Price is $1.00. Accordingly, as of the date hereof, each share of Series A Preferred Stock shall convert into one share of Common Stock, with the foregoing being subject to further adjustment as set forth below.
     5.02 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Preferred Conversion Price. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed (or in lieu of providing the certificate or certificates, if the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, the foregoing shall suffice), at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. The Corporation shall, promptly after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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     5.03 Adjustment of Series A Preferred Conversion Price.
          a. The Series A Preferred Conversion Price shall be subject to adjustment from time to time as follows:
          i. Adjustment for Subdivisions, Combinations or Consolidation of Common Stock. In the event that the outstanding shares of Common Stock shall be subdivided (by forward stock split or other like occurrence) into a greater number of shares of Common Stock, and no equivalent subdivision or increase is made with respect to the Series A Preferred Stock, the Series A Preferred Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or other increase, be proportionately decreased. In the event that the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock (by reverse split or otherwise), and no equivalent combination or consolidation is made with respect to the Series A Preferred Stock, the Series A Preferred Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
          ii. Adjustments for Stock Dividends and Other Distributions. If the Corporation at any time pays a dividend, with respect to its Common Stock only, payable in shares of Common Stock or rights to purchase shares of Common Stock, without any comparable payment or distribution to the holders of Series A Preferred Stock, then the Series A Preferred Conversion Price shall be proportionally reduced as at the date the Corporation fixes as a record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment) to that price determined by multiplying the Series A Conversion Price in effect immediately prior to such record date (or if no record date is fixed then immediately prior to such payment) by a fraction (x) the numerator of which shall be the total number of shares of Common Stock outstanding and those issuable with respect to other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), prior to the payment of such dividend, and (y) the denominator of which shall be the total number of shares of Common Stock outstanding and those issuable with respect to such shares of Common Stock Equivalents immediately after the payment of such dividend (plus, in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with such dividend).
          iii. Adjustments for Reclassification, Exchange and Substitution. If any capital reorganization or reclassification of the capital stock of the Corporation (other than as a result of a stock dividend, subdivision or combination of shares or any other event described in Section 5.03(a) (a “Corporate Change”) or a merger or consolidation of the Corporation with or into another Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, other securities or property with respect to or in exchange for Common Stock, then, as a condition of such Corporate Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall, upon conversion, receive such kind

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and shares of capital stock, other securities or property as may be issued or payable with respect to or in exchange for the number of shares of such Common Stock into which the Series A Preferred Stock held at the time of such Corporate Change shall have been convertible. In the event of any Corporate Change, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of capital stock or other securities thereafter receivable upon conversion of the Series A Preferred Stock. The Corporation shall not effect any Corporate Change unless, prior to the consummation of such Corporate Change, the successor or combined corporation (if other than the Corporation) or the acquiring corporation, by written instrument, undertakes the obligations of the Corporation described in the first sentence of this Section 5.03(a)(iii) and assumes the obligation to deliver to each holder of Series A Preferred Stock such shares of capital stock or other securities that the holder is entitled to receive in accordance with this Section 5.03(a)(iii). An adjustment made pursuant to this Section 5.03(a)(iii) shall become effective at the time at which such Corporate Change becomes effective.
          b. Adjustments of Series A Conversion Price for Diluting Issues. In addition to the adjustment of the Series A Preferred Conversion Price provided in Section 5.03(a) above, the Series A Preferred Conversion Price shall be subject to further adjustment from time to time as follows:
(A) Special Definitions. For purposes of this Section 5.03(b), the following definitions shall apply:
          (1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
          (2) “Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was first issued.
          (3) “Convertible Securities” shall mean securities convertible into or exchangeable for Common Stock.
          (4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.03(b)(C) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued (or, pursuant to Section 5.03(b)(C) below), deemed to be issued):
          (I) upon conversion of shares of Series A Preferred Stock;

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          (II) pursuant to options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to equity incentive plans or other employee benefit arrangements approved by the Board of Directors;
          (III) as a dividend or other distribution on the Series A Preferred Stock or pursuant to clause (i), (ii) or (iii) of Section 5.03(a);
          (IV) issued or issuable pursuant to any rights or agreements, stock options, warrants or convertible securities outstanding as of the date hereof;
          (V) issued or issuable for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination;
          (VI) issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution;
          (VII) upon the exercise of any warrants issued to any placement agent or its designees in connection with the placement of the Series A Preferred Stock; or
          (VIII) issued or issuable pursuant to the WayPoint Warrants (hereinafter defined), including the issuance of the WayPoint Warrants.
               (B) No Adjustment of Series A Preferred Conversion Price. No adjustment in Series A Preferred Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is at least $0.01 less than Series A Preferred Conversion Price in effect on the date of and immediately prior to such issue; provided that any adjustment in an amount less than $0.01 per share shall be carried forward and taken into account in any subsequent adjustment.
               (C) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without

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regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:
     (1) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
     (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
     (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed to reflect the issuance of only the number of shares of Common Stock that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.
(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.
                    (1) In the event that during the Full Ratchet Period (defined below) the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.03(b)(C) above) without consideration or for a consideration per share less than the Series A Preferred Conversion Price in effect on the date of and immediately prior to such issue then and in each such event, the Series A Preferred Conversion Price shall be reduced concurrently with such issue to a price equal to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance

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was without consideration, then the Corporation shall be deemed to have received an aggregate of $.01 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued. For purposes of this Section 5.03(b)(D), “Full Ratchet Period” shall mean the period commencing on the date of the final closing of the Corporation’s Series A Preferred Stock private offering (the “Series A Preferred Offering”) and ending upon the two year anniversary of such final closing.
                    (2) Except as otherwise addressed pursuant to Section 5.03(a), in the event that after the Full Ratchet Period, the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.03(b)(C)) without consideration or for a consideration per share less than the Series A Preferred Conversion Price in effect on the date of and immediately prior to such issue then and in each such event, then the Series A Preferred Conversion Price shall be reduced concurrently with such issue to a price (calculated to the nearest cent) determined in accordance with the following weighted average formula:
Where:
CP is the adjusted Series A Preferred Conversion Price;
A is the number of shares of Common Stock on an as converted basis (assuming the exercise or conversion of all options or convertible securities that are then exercisable or convertible and (without duplication) the issuance of all shares of Common Stock deemed to be issued pursuant to Section 5.03(b)(C)), outstanding immediately prior to the relevant issuance of the Additional Shares of Common Stock;
P’ is the Series A Preferred Conversion Price in effect immediately prior to such issuance;

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C is the number of Additional Shares of Common Stock issued in such transaction; and
P” is the price per share of the Additional Shares of Common Stock.
     (E) Determination of Consideration. For purposes of this Section, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
          (I) Cash and Property: Such consideration shall:
     (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and after any commissions or expenses paid by the Corporation;
     (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
     (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation (“Related Securities”) for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board, based on the actual consideration paid for the Additional Shares of Common Stock less the fair market value of the Related Securities.
(II) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.03(b)(C), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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          c. For purposes of adjustments to the Conversion Price set forth in this Section 5.03, the following shall be applicable:
               i. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock; and
               ii. In the case of the issuance of Common Stock for cash consideration, the consideration shall be deemed to be the amount of cash paid therefore before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale therefore.
     5.04 No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.
     5.05 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Preferred Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Conversion Price, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.
     5.06 Status of Converted Stock. Series A Preferred Stock converted pursuant to the provisions of this Article may, in the sole discretion of the Board of Directors, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Series A Preferred Stock.
ARTICLE 6
VOTING RIGHTS
     6.01 Voting Rights. Subject to Article 7, the holders of shares of Series A Preferred Stock shall vote together with the holders of shares of Common Stock on an as-if-converted basis with the Common Stock on all matters to be voted on or consented to by the stockholders of the Corporation, except as may otherwise be required under the General Corporation Law of the State of Delaware. With respect to any such vote or consent, each holder of Series A

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Preferred Stock shall be entitled to the number of votes that such holder would have if the Series A Preferred Stock held by such holder were converted into Common Stock in accordance with Article 5 hereof on the record date for determination of holders of Common Stock entitled to participate in such vote or action by consent.
ARTICLE 7
PROTECTIVE PROVISIONS
     7.01 Protective Provisions. Subject to the last sentence of this Section 7.01, for so long as the Series A Preferred Stock remains outstanding, the consent of the holders of 66.66% of the then outstanding Series A Preferred Stock, voting together as a class, shall be required for the Corporation to take any of the following actions (a) effecting a reclassification or recapitalization of the outstanding capital stock of the Corporation, (b) redeeming shares of Series A Preferred Stock (except as set forth in Article 4) or Common Stock (excluding (i) shares of Common Stock repurchased from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment and (ii) the repurchase of the Corporation’s Common Stock and the WayPoint Warrants (as hereinafter defined) upon exercise of that certain put right granted to WayPoint NYTEX, LLC (“WayPoint”) in connection with the sale of the Corporation’s Series B Redeemable Preferred Stock (“Series B Redeemable Preferred Stock”) and warrants (the “WayPoint Warrants”) to WayPoint pursuant to that certain Preferred Stock and Warrant Purchase Agreement by and among the Corporation, WayPoint and NYTEX FDF Acquisition, Inc.), (c) effecting a liquidation, dissolution, recapitalization or reorganization of the Corporation or entering into any license that has the same economic effect as a liquidation of the Corporation, (d) authorizing or issuing capital stock with rights or privileges that are equal to or superior to the Series A Preferred Stock (except for the Series B Redeemable Preferred Stock issued contemporaneously herewith), or (e) amending or repealing any provision of, or adding any provision to, the Corporation’s Certificate of Incorporation or Bylaws to change the rights of the Series A Preferred or increase or decrease the number of authorized shares of Series A Preferred. Notwithstanding anything contained in this Section 7.01, the foregoing protective provisions shall terminate and be of no further force and effect upon the full exercise of the WayPoint Warrants provided that such exercise provides the holder of the WayPoint Warrants with 51% or more of the outstanding Common Stock of the Corporation.
ARTICLE 8
RECORD DATE; RESERVATION OF SHARES
     8.01 Notices of Record Date. In the event that the Corporation shall at any time: (a) declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, capital stock or other securities; (b) effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (c) merge or consolidate with or into any other corporation or other entity; (d) or sell, lease or convey all or substantially all of its property or business or (e) liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall mail to each holder of Series A Preferred Stock:

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     (i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (b), (c), (d) and (e) in this Section 8.01; and
     (ii) in the case of the matters referred to in clauses (b), (c) and (d) in this Section 8.01 written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for capital stock, other securities or property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or ten (10) days after the Corporation has given notice of any material changes provided for herein.
     8.02 Reservation of Shares. The Corporation shall, at all times during which shares of Series A Preferred Stock may be converted into Common Stock, reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series A Preferred Stock, be fully paid and nonassessable.
ARTICLE 9
MISCELLANEOUS
     9.01 Headings of Sections. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     9.02 Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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     In testimony whereof, NYTEX Energy Holdings, Inc. has caused this Certificate to be signed by a duly authorized officer of the Company on November 19, 2010.

NYTEX ENERGY HOLDINGS, INC.
By:	/s/ Michael K. Galvis
Michael K. Galvis
President and CEO

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